EXHIBIT 23.1

                         [ParenteRandolph letterhead]


           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
Blue Ridge Real Estate Company
and Big Boulder Corporation:



We hereby consent to the incorporation by reference in this Registration Statement of Blue Ridge Real Estate on Form S-8, pertaining to the Blue Ridge Real Estate Company/Big Boulder Corporation Stock Option Agreements, of our report dated January 27, 2004, relating to the combined financial statements of Blue Ridge Real Estate/Big Boulder Corporation included in its Annual Report Form 10-K for the year ended October 31, 2003, filed with the Securities and Exchange Commission.



/s/ Parente Randolph, P.C.

Wilkes-Barre, Pennsylvania
September 7, 2004